                                                                    EXHIBIT 4.29


           THIS ARRANGEMENT AGREEMENT dated the 17th day of May, 2002,

BETWEEN:

                  TRIMBLE RESOURCES CORPORATION, a corporation
                  -----------------------------
                  organized under the laws of Canada

                  (the "Corporation")

AND:

                  MFC BANCORP LTD., a corporation organized under the laws
                  ----------------
                  of the Yukon Territory, Canada

                  ("MFC")

WHEREAS the Corporation and MFC intend to carry out certain transactions contemplated in this Agreement by way of an arrangement between the Corporation and its shareholders under the provisions of the Canada Business Corporations Act pursuant to the terms of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto covenant and agree as follows:


                                    ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

1.1      DEFINITIONS
         -----------

         In this Arrangement Agreement, including the recitals and the schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the following meanings:

(a) "ARRANGEMENT" means the arrangement pursuant to the provisions of Section 192 of the CBCA to be undertaken on the terms and conditions set forth in the Plan of Arrangement and any amendment or variation thereto made in accordance with Section 6 thereof;

(b) "ARRANGEMENT AGREEMENT" or "AGREEMENT" means this agreement, including the schedules hereto, between the Corporation and MFC, as the same may be supplemented or amended from time to time;

(c) "ARRANGEMENT RESOLUTION" means the special resolution approving the Arrangement and the transactions contemplated thereunder, to be approved at the Meeting by Trimble Shareholders;

(d) "BUSINESS DAY" means any day other than a Saturday, Sunday, a federal holiday in Canada or a day on which banks are not open for business in Vancouver, British Columbia;

(e) "CAPITAL REDUCTION" means the reduction of the capital stock, equity component of convertible debentures and deficit accounts as maintained by the Corporation;

(f) "CAPITAL REDUCTION RESOLUTION" means the special resolution to be presented to the Trimble Shareholders at the Meeting to approve the Capital Reduction;

(g) "CBCA" means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, and the regulations made under that enactment, as amended;

(h) "CHARTER DOCUMENTS" means the articles and by-laws or other constating documents of a corporation;

(i) "CIRCULAR" means the management proxy circular of the Corporation to be sent to Trimble Shareholders in connection with the Meeting on or before May 28, 2002, which shall include the Valuation and Fairness Opinion and be substantially in the form as provided for in the Interim Order;

(j) "CORPORATION" means Trimble Resources Corporation, a corporation continued pursuant to the laws of Canada;

(k)  "COURT" means the Supreme Court of British Columbia;

(l) "DIRECTOR" means the Director appointed pursuant to section 260 of the CBCA;

(m) "EFFECTIVE DATE" means the date on which the Final Order together with the Plan of Arrangement, and such other documents as are required to be filed under the CBCA to give effect to the Arrangement, have been accepted for filing by the Director under the CBCA giving effect to the Arrangement;

(n)  "FINAL ORDER" means the order of the Court approving the Arrangement;

(o) "GAAP" means generally accepted accounting principles in effect in Canada, including the accounting recommendations published in the Handbook of the Canadian Institute of Chartered Accountants;

(p) "INTERIM ORDER" means an order of the Court providing for, among other things, the calling and holding of the Meeting, as the same may be amended, supplemented or varied by the Court;

(q) "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, when used in connection with the Corporation or MFC, any change (including a decision to implement a change made by the directors or senior management of the Corporation or MFC or any of their respective subsidiaries), effect, event, occurrence or change in state of facts that is, or would reasonably be expected to be, material and adverse to the business, operations, financial condition or results, assets, rights, liabilities or prospects of the Corporation or MFC and their respective subsidiaries taken as a whole, on a consolidated basis, other than any change, effect, event, occurrence or change in state of facts arising from the Arrangement and all transactions related to the Arrangement or contemplated by the Arrangement Agreement or relating to:
     (1) the economies of British Columbia, Canada or the United States or securities markets in general; (2) the oil and gas or financial services industries in general, and not specifically relating to MFC and its subsidiaries or the Corporation and its subsidiaries, respectively; or (3) GAAP;

(r) "MEETING" means the special meeting of Trimble Shareholders, and any adjournment thereof, to be held to consider and, if deemed advisable, approve the Arrangement;

(s) "MFC" means MFC Bancorp Ltd., a corporation organized under the laws of the Yukon Territory, Canada;

(t) "MFC DISCLOSURE DOCUMENTS" means MFC's annual report on Form 20-F for the year ended December 31, 2001 including MFC's audited consolidated financial statements for the year ended December 31, 2001, MFC's management information circular dated May 10, 2001;

(u) "MFC SHARES" means the outstanding common shares without par value in the capital of MFC to be issued pursuant to the Plan of Arrangement;

(v) "NASDAQ" means the National Association of Securities Dealers Automated Quotation System;

(w) "NOTICE OF DISSENT" means a notice given in respect of the dissent rights of Trimble Shareholders as contemplated in the Interim Order and as described in the Plan;

(x) "PERSON" means an individual, a body corporate (wherever incorporated), an unincorporated association, syndicate or organization, partnership, trust, trustee, executor, administrator or other legal representative;

(y) "PLAN OF ARRANGEMENT" or "PLAN" means the Plan of Arrangement attached as Schedule "A" hereto;

(z) "TERMINATION DATE" has the meaning ascribed to such term in Section 6.5 hereof;

(aa) "TRIMBLE DISCLOSURE DOCUMENTS" means the Corporation's audited consolidated financial statements for the year ended April 30, 2001 and unaudited consolidated financial statements for the nine months ended January 31, 2002;

(bb) "TRIMBLE SHAREHOLDERS" means the registered holders at the relevant time of the Trimble Shares;

(cc) "TRIMBLE SHARES" means the common shares without par value in the capital of the Corporation;

(dd) "TSX VENTURE EXCHANGE" means the TSX Venture Exchange; and

(ee) "VALUATION AND FAIRNESS OPINION" means the valuation and fairness opinion relating to the Arrangement prepared by Stephen W. Semeniuk, CFA.

1.2      CURRENCY
         --------

         Except as expressly indicated otherwise, all sums of money referred to in this Agreement are expressed and shall be payable in lawful money of Canada.

1.3      INTERPRETATION NOT AFFECTED BY HEADINGS
         ---------------------------------------

         The division of this Arrangement Agreement into articles, sections, subsections, paragraphs and sub-paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of the provisions of this Arrangement Agreement. The terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Arrangement Agreement and the schedules hereto as a whole and not to any particular article, section, subsection, paragraph or sub-paragraph hereof and include any agreement or instrument supplementary or ancillary hereto.

1.4      NUMBER AND GENDER
         -----------------

         Unless the context otherwise requires, words importing the singular number only shall include the plural and vice versa and words importing the use of either gender shall include both genders and neuter.

1.5      DATE FOR ANY ACTION
         -------------------

         In the event that any day on which any action is required to be taken hereunder by any person is not a business day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a business day in such place.

1.6      TIME
         ----

         Time shall be of the essence in each matter or thing herein provided. Unless otherwise indicated, all times expressed herein are local time, Vancouver, British Columbia.

1.7      SCHEDULES
         ---------

         The following is the Schedule to this Agreement, which forms an integral part hereof:

         Schedule "A" -- Plan of Arrangement.


                                    ARTICLE 2
                                   ARRANGEMENT

2.1      ARRANGEMENT
         -----------

         Subject to the terms and conditions of this Agreement:

         (a) As soon as reasonably practicable after the execution of this Agreement, and in any event, before May 28, 2002, the Corporation shall: (i) prepare jointly with MFC an application to the Court pursuant to Section 192 of the CBCA for an Interim Order on terms acceptable to both the Corporation and MFC, each acting reasonably, providing for, among other things, the calling and holding of the Meeting; and (ii) apply to the Court pursuant to
              Section 192 of the CBCA for the Interim Order;

         (b) The Corporation shall call and hold the Meeting as soon as practicable after obtaining the Interim Order and, in any event, by no later than June 28, 2002;

         (c) In connection with the Meeting, the Corporation shall: (i) in consultation with MFC, prepare the Circular and such other documents as may be necessary or desirable to permit the Trimble Shareholders to vote on whether to approve the Arrangement Resolution; (ii) jointly prepare with MFC such other documents as may be necessary or desirable to give effect to the Arrangement; and (iii) cause the Circular, including the Valuation and Fairness Opinion (which shall be included in the Circular), and such other documents as may be necessary or desirable to give effect to the Arrangement to be sent to each Trimble Shareholder as soon as reasonably practicable following receipt of the Interim Order and filed as required by the Interim Order and applicable law;

         (d) If the Arrangement Resolution is approved at the Meeting as set out in the Interim Order (or any variation thereof), as soon as reasonably practicable thereafter, the Corporation shall take the necessary steps to submit the Arrangement to the Court and apply for the Final Order in such manner as the Court may direct and MFC and the Corporation may agree; and

         (e) If the Final Order is obtained, as soon as reasonably practicable thereafter and subject to the fulfillment or the waiver of each of the conditions set out herein, and completion of all steps required by the Plan of Arrangement to be completed prior to the Effective Date, the Corporation shall file a certified copy of the Final Order with the Plan of Arrangement, and such other documents as are required to be filed under the CBCA, with the Director to give effect to the Arrangement pursuant to Section 192 of the CBCA.

         As part of its application for the Interim Order and the Final Order, the Corporation shall, prior to the hearing in relation to the Final Order, advise the Court that MFC intends to rely on the exemption from the registration requirements of the United States Securities Act of 1933 provided by Section 3(a)(10) of that enactment based on the Court's approval of the Arrangement.

2.2      CIRCULAR
         --------

         Each of the parties hereto shall, in a timely and expeditious manner, furnish to the Corporation all such information regarding itself as may be reasonably required to be included in the Circular. Each party shall ensure that the information relating to it contained in the Circular does not contain any material misrepresentation.

2.3      PUBLIC ANNOUNCEMENT
         -------------------

         (a) Each party shall consult with the other party before issuing any news releases or otherwise making public statements with respect to this Agreement or the Arrangement and before making any filing with any governmental or regulatory agency or with any stock exchange relating to this Agreement or the Arrangement.

         (b) Before releasing a news release, making any other public statement, making a public filing or making a filing with any governmental entity, stock exchange or securities quotation system with respect to this Agreement or the Arrangement, each party shall use all reasonable commercial efforts to allow the other party to review and comment on, and shall adopt the other party's reasonable comments on, the news release, other public statement or filing.


2.4      EFFECTIVE DATE OF ARRANGEMENT
         -----------------------------

         Subject to the terms and conditions of this Agreement and the Plan, the Arrangement shall become effective on the Effective Date.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

3.1      REPRESENTATIONS AND WARRANTIES OF THE CORPORATION
         -------------------------------------------------

         The Corporation hereby represents and warrants to and in favour of MFC that:

         (a) The Corporation was duly continued and is a valid and subsisting corporation under the provisions of the CBCA. The Corporation has all requisite corporate power and authority to carry on its business as now being carried on by it and to own or lease and operate its properties and assets and is duly licensed or otherwise qualified to carry on business in each jurisdiction in which a material amount of its business is conducted or wherein the character of the properties and assets now owned by it makes such qualification necessary;

         (b) As of the date hereof, the authorized capital of the Corporation consists of 500,000,000 Trimble Shares of which, as at the date hereof, approximately 8,926,487 Trimble Shares are validly issued and outstanding as fully paid and non-assessable and 1,693,300 Trimble Shares are reserved for issuance under the Corporation's stock option plan. As of the date hereof, no options to acquire Trimble Shares are outstanding. Except as set out herein and in the Trimble Disclosure Documents, there are no other options, warrants, conversions, privileges, calls or other rights, agreements, arrangements, commitments or obligations of the Corporation to issue or sell any shares of any capital stock of the Corporation or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of the Corporation or any other person, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements, or commitments based upon the book value, income or any other attribute of the Corporation;

         (c) Each of the Corporation's subsidiaries is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, except for such failure to be in good standing which would not, individually or in the aggregate, be materially adverse, and has all requisite corporate power and authority to carry on its business as now carried on by it and to own or lease and to operate its properties and assets and is duly licensed or otherwise qualified in each jurisdiction in which a material amount of its business is conducted or wherein the character of the properties and assets now owned by it make such qualification necessary;

         (d) The Corporation has no outstanding agreements, subscriptions, warrants, options or commitments, nor has it granted any rights or privileges capable of becoming an agreement, subscription, warrant, option or commitment, obligating it to issue any additional securities convertible into debt securities or evidence of indebtedness whatsoever except as otherwise disclosed in the Trimble Disclosure Documents;

         (e) The Corporation has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Arrangement Agreement and the agreements, documents and transactions contemplated herein are within the corporate power and authority of the Corporation and have been duly authorized by all necessary corporate action by the Corporation and this Arrangement Agreement constitutes a valid and binding obligation of the Corporation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting the rights of creditors generally and subject to the general principles of equity;

         (f) The audited consolidated financial statements of the Corporation for the financial year ended April 30, 2001 and the unaudited interim consolidated financial statements for the nine months ended January 31, 2002 present fairly the consolidated financial condition and results of operations of the Corporation for the respective periods indicated in such consolidated financial statements and have been prepared in accordance with GAAP;

         (g) Since January 31, 2002, there has been no material adverse change in the business, operations, properties, assets or condition, financial or otherwise, of the Corporation, on a consolidated basis, from that shown in the unaudited interim consolidated financial statements of the Corporation for the nine month period ended January 31, 2002;

         (h) The Trimble Disclosure Documents were, as of their respective dates, in compliance in all material respects with all applicable legislation and did not, when filed, contain any material misrepresentation;

         (i) The Corporation is the beneficial owner of its properties and assets, with good and marketable title thereto free and clear of material encumbrances, except as otherwise disclosed in the Trimble Disclosure Documents;

         (j) The Corporation does not have any liability or obligation including, without limitation, tax liabilities, whether accrued, absolute, contingent or otherwise, not reflected in the Corporation's audited consolidated financial statements for the financial year ended April 30, 2001 or the unaudited interim consolidated financial statements for the nine months ended January 31, 2002, except for liabilities and obligations incurred in the ordinary course of business since January 31, 2002, which liabilities and obligations are not materially adverse in the aggregate;

         (k) Except as otherwise disclosed in the Trimble Disclosure Documents or to MFC, there are no actions, suits, proceedings, investigations or outstanding claims or demands, whether or not purportedly on behalf of the Corporation or its subsidiaries, instituted, pending, or to the knowledge of the Corporation, threatened against or affecting the Corporation or its subsidiaries at law or in equity or before or by any governmental department, commission, board, bureau, agency or institution, domestic or foreign, or before any arbitrator, nor is there any judgment, order, decree or award of any court or other governmental authority having jurisdiction, obtained, pending, or to the knowledge of the Corporation, threatened against the Corporation or its subsidiaries, which could prevent or materially hinder the consummation of the Arrangement or the other transactions contemplated by this Agreement or which could result in a material adverse change in respect of the Corporation;

         (l) The business of the Corporation is being conducted in all material respects in compliance with all applicable laws, regulations and ordinances of all authorities having jurisdiction; and

         (m) The execution and delivery of this Arrangement Agreement, the consummation of the transactions contemplated hereby and the fulfilment of or compliance with the terms and provisions hereof do not or will not, nor will they with the giving of notice or the lapse of time or both: (i) violate any provision of any law or provisions of the Charter Documents of the Corporation; (ii) conflict with, result in a breach of, constitute default under, or accelerate or permit the acceleration of the performance required by any material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award to which the Corporation or any subsidiaries of the Corporation is a party or by which any of them is bound or to which the property of any of them is subject, all as of the Effective Date; or (iii) result in the cancellation, suspension or material alteration in the terms of any material licence, permit or authority held by the Corporation or any subsidiaries of the Corporation or in the creation of any lien, charge, security interest or encumbrance upon any of the material assets of the Corporation or any subsidiaries of the Corporation under such material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award or give to any other person any material interest or rights, including rights of purchase, termination, cancellation or acceleration under any such material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award.

3.2     REPRESENTATIONS AND WARRANTIES OF MFC
        -------------------------------------

        MFC hereby represents and warrants to and in favour of the Corporation that:

         (a) MFC is a valid and subsisting corporation under the laws of the jurisdiction of its organization and has all the requisite corporate power and authority to carry on its business as now being carried on by it and to own or lease and operate its properties and assets and to issue MFC Shares pursuant to the terms of the Plan of Arrangement, and is duly licensed or otherwise qualified to carry on business in each jurisdiction in which a material amount of its business is conducted or wherein the character of the properties and assets now owned by it makes such qualification necessary;

         (b) Other than pursuant to the terms of this Agreement or as set out in the MFC Disclosure Documents, MFC has no outstanding agreements, subscriptions, warrants, options or commitments, nor has it granted any rights or privileges capable of becoming an agreement, subscription, warrant, option or commitment obligating MFC to issue MFC Shares;

         (c) As of the date hereof, the authorized share capital of MFC consists of an unlimited number of common shares of which 12,859,756 common shares are issued and outstanding and an unlimited number of class A preferred shares which may be issued in one or more series in respect of which the directors of MFC may fix the number of class A preferred shares which comprise each series and designation, and fix the rights, privileges, restrictions and conditions attached to each series. As of the date hereof, MFC has authorized 140,000 class A preferred shares, series 1, 140,000 class A preferred shares, series A, 100,000 class A preferred shares, series 2 and 20,000 class A preferred shares, series 3 none of which are issued and outstanding;

         (d) As of the date hereof, 2,762,000 MFC Shares are reserved for issuance under MFC's stock option plan and, as at the date hereof, 888,000 options to acquire MFC Shares pursuant to MFC's stock option plan are outstanding;

         (e) MFC has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the agreements, documents and transactions contemplated herein are within the corporate power and authority of MFC and have been duly authorized by all necessary corporate action, and this Agreement constitutes a valid and binding obligation of MFC, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting the rights of creditors generally and subject to the general principles of equity;

         (f) The audited consolidated financial statements of MFC for the financial year ended December 31, 2001 present fairly the consolidated financial condition and results of operations of MFC for the period indicated in such consolidated financial statements and have been prepared in accordance with GAAP;

         (g) Since December 31, 2001, there has been no material adverse change in the business, operations, properties, assets or condition, financial or otherwise, of MFC, on a consolidated basis, from that shown in the audited consolidated financial statements of MFC for the year ended December 31, 2001;

         (h) The MFC Disclosure Documents were, as of their respective dates, in compliance in all material respects with all applicable legislation and did not, when filed, contain any material misrepresentations;

         (i) MFC is the beneficial owner of its properties and assets, with good and marketable title thereto free and clear of material encumbrances, except as otherwise disclosed in the MFC Disclosure Documents;

         (j) The MFC Shares issued pursuant to the terms of the Plan of Arrangement shall be duly and validly issued and constitute fully paid and non-assessable shares of MFC;

         (k) Except as otherwise disclosed in the MFC Disclosure Documents or to the Corporation, there are no actions, suits, proceedings, investigations or outstanding claims or demands, whether or not purportedly on behalf of MFC or its subsidiaries, instituted, pending, or to the knowledge of MFC, threatened against or affecting MFC or its subsidiaries at law or in equity or before or by any governmental department, commission, board, bureau, agency or institution, domestic or foreign, or before any arbitrator, nor is there any judgment, order, decree or award of any court or other governmental authority having jurisdiction, obtained, pending, or to the knowledge of MFC, threatened against MFC or its subsidiaries which could prevent or materially hinder the consummation of the Arrangement or the other transactions contemplated by this Agreement or which could result in a material adverse change in respect of MFC;

         (l) Each of the subsidiaries of MFC that carries on a material portion of the business of MFC or which owns a material portion of the assets of MFC on a consolidated basis is duly incorporated and is a valid and subsisting corporation under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as now carried on by it and to own or lease and to operate its properties and assets and is duly licensed or otherwise qualified in each jurisdiction in which a material amount of its business is conducted or wherein the character of the properties and assets now owned by it makes such qualification necessary;

         (m) The business of MFC and its subsidiaries is being conducted in all material respects in compliance with all applicable laws, regulations and ordinances of all authorities having jurisdiction; and

         (n) The execution and delivery of this Arrangement Agreement, the consummation of the transactions contemplated hereby and the fulfillment of or compliance with the terms and provisions hereof do not or will not, nor will they with the giving of notice or the lapse of time or both: (i) violate any provision of any law or provisions of the Charter Documents of MFC; (ii) conflict with, result in a breach of, constitute default under, or accelerate or permit the acceleration of the performance required by any material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award to which MFC or any subsidiaries of MFC is a party or by which any of them is bound or to which the property of any of them is subject, all as of the Effective Date; or (iii) result in the cancellation, suspension or material alteration in the terms of any material licence, permit or authority held by MFC or any subsidiaries of MFC or in the creation of any lien, charge, security interest or encumbrance upon any of the material assets of MFC or any subsidiaries of MFC under such material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award or give to any other person any material interest or rights, including rights of purchase, termination, cancellation or acceleration under any such material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award.


                                    ARTICLE 4
                                    COVENANTS

4.1     COVENANTS OF THE CORPORATION
        ----------------------------

        The Corporation hereby covenants and agrees with MFC as follows:

         (a) Prior to the Effective Date, the Corporation and its subsidiaries will carry on business in the ordinary course and will not enter into any transaction or incur any obligation or liability out of the ordinary course of business prior to the Effective Date, except as contemplated herein or otherwise approved by MFC;

         (b) The Corporation will not, and will not permit any of its subsidiaries to, merge into or with or amalgamate or consolidate with or enter into any other corporate reorganization with any other person or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby or would render inaccurate in any material way any of the representations and warranties set forth in Section 3.1 hereof if such representations and warranties were made at a date subsequent to such act, negotiation or transaction and all references to the date of this Agreement were deemed to be such later date, except as contemplated in this Agreement or as otherwise approved by MFC;

         (c) Prior to the Effective Date, the Corporation will not split, combine or reclassify any of the outstanding Trimble Shares nor declare, set aside or pay any dividends on or make any other distributions on or in respect of the outstanding Trimble Shares, without the prior approval of MFC;

         (d) Prior to the Effective Date, the Corporation will not sell, pledge, encumber, allot, reserve, set aside or issue, authorize or propose the sale, pledge, encumbrance, allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any Trimble Shares or any shares in its capital stock or of any of its subsidiaries or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any shares or other convertible or exchangeable securities, without the prior approval of MFC;

         (e) Prior to the Effective Date, the Corporation will not, whether through its board of directors or otherwise, amend, vary or modify the Corporation's stock option plan, without the prior approval of MFC;

         (f) Prior to the Effective Date, the Corporation will not sell, pledge, encumber, lease or otherwise dispose of any material assets, without the prior approval of MFC;

         (g) Prior to the Effective Date, the Corporation will not guarantee the payment of any material indebtedness or incur any material indebtedness for money borrowed or issue or sell any debt securities, without the prior approval of MFC;

         (h) Prior to the Effective Date, the Corporation will not, and will not permit any of its subsidiaries to, engage in any business, enterprise or activity materially different from that carried on by it at the date of this Agreement or enter into any transaction or incur any obligation if the same would have a material adverse effect on the Corporation or the Arrangement, other than in the ordinary course of business, without the prior approval of MFC;

         (i) Prior to the Effective Date, the Corporation will not engage in any business, enterprise or activity materially different from that carried on by it at the date of this Arrangement Agreement or enter into any transaction or incur any obligation if the same would have a material adverse effect on the Corporation or the Arrangement, other than in the ordinary course of business, without the prior approval of MFC;

         (j) The Corporation will convene the Meeting for the approval of the Arrangement and other matters incidental to the Arrangement;

         (k) The Corporation will perform all such other acts and do such things as may be necessary or desirable in order to give effect to the Arrangement and, without limiting the generality of the foregoing, the Corporation will use its best efforts to apply for and obtain:

              (i)    the Interim Order;

              (ii)   the Final Order; and

              (iii) such other consents, orders and approvals, including, without limitation, the approval of the TSX Venture Exchange, as counsel may advise are necessary or desirable for the implementation of the Arrangement;

         (l) The Corporation will use all reasonable efforts to cause each of the conditions precedent set forth in Article 5 hereof to be complied with, on or before the Effective Date; and

         (m) The Circular will not contain an untrue statement of a material fact concerning the Corporation and will not omit to state a material fact concerning the Corporation that is required to be stated or that is necessary in order to render a statement contained therein not misleading in the light of the circumstances in which it was made.

4.2      COVENANTS OF MFC
         ----------------

         MFC hereby covenants and agrees with the Corporation as follows:

         (a) MFC will not, and will not permit any of its subsidiaries to, perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby or would render inaccurate in any material way any of the representations and warranties set forth in Section 3.2 hereof if such representations and warranties were made at a date subsequent to such act, negotiation or transaction and all references to the date of this Agreement were deemed to be such later date, except as contemplated in this Agreement or otherwise approved by the Corporation;

         (b) Prior to the Effective Date, MFC will not alter or amend its Charter Documents as the same exist at the date of this Agreement, except as contemplated in this Agreement or as otherwise approved by the Corporation;

         (c) Prior to the Effective Date, MFC will not engage in any business, enterprise or activity materially different from that carried on by it at the date of this Agreement or enter into any transaction or incur any obligation if the same would have a material adverse effect on MFC or the Arrangement, other than in the ordinary course of business, without the prior approval of the Corporation;

         (d) MFC will, in a timely manner, use reasonable efforts to have the MFC Shares approved for quotation on the NASDAQ National Market, if applicable;

         (e) MFC will perform all such other acts and things as may be necessary or desirable in order to give effect to the Arrangement;

         (f) Prior to the Effective Date, MFC will not subdivide, combine or reclassify any of the outstanding MFC Shares nor declare, set aside or pay any dividends or make any other distributions on or in respect of the outstanding MFC Shares, without the prior approval of the Corporation;

         (g) MFC will use all reasonable efforts to cause each of the conditions precedent set forth in Article 5 hereof to be complied with, on or before the Effective Date; and

         (h) Subject to the possible occurrence of a material adverse change in respect of MFC occurring prior to the Effective Date, the Circular will not contain an untrue statement of a material fact concerning MFC and will not omit to state a material fact concerning MFC that is required to be stated or that is necessary in order to render a statement contained therein not misleading in the light of the circumstances in which it is made.


                                    ARTICLE 5
                                   CONDITIONS

5.1      MUTUAL CONDITIONS PRECEDENT
         ---------------------------

         The respective obligations of the Corporation and MFC to complete the transactions contemplated by this Agreement pursuant to Section 192 of the CBCA to give effect to the Arrangement shall be subject to the satisfaction of the following conditions:

         (a) At the Meeting the Capital Reduction Resolution and the Arrangement Resolution, with or without amendment, shall have been approved by the Trimble Shareholders entitled to vote thereon, in accordance with the Interim Order and in accordance with the CBCA;

         (b) The Interim Order and the Final Order shall have been obtained in form and substance satisfactory to the Corporation and MFC, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

         (c) All consents, orders, regulations and approvals, including regulatory and judicial approvals and orders required, necessary or desirable for the completion of the transactions provided for in this Agreement and contemplated by the Arrangement shall have been obtained or received from the persons, authorities or bodies having jurisdiction in the circumstances;

         (d) The Corporation shall have received any necessary approval of the TSX Venture Exchange in respect of the Arrangement subject only to such conditions, including filing of documentation, as are acceptable to MFC and the Corporation, acting reasonably;

         (e) The MFC Shares to be issued pursuant to the Arrangement have been, if applicable, conditionally approved for quotation on the NASDAQ National Market subject only to such conditions, including the filing of documentation, as are acceptable to MFC and the Corporation, acting reasonably;

         (f) The distribution of the MFC Shares in the United States pursuant to the Arrangement is exempt from registration requirements under the United States Securities Act of 1933 and except with respect to persons deemed "affiliates" under such enactment, the MFC Shares to be distributed in the United States pursuant to the Arrangement are not subject to resale restrictions in the United States under such enactment;

         (g) The distribution of the MFC Shares in Canada pursuant to the Arrangement is exempt from registration and prospectus requirements of applicable Canadian securities legislation and except with respect to persons deemed to be "control persons" or the equivalent under applicable Canadian securities legislation the MFC Shares to be distributed in Canada pursuant to the Arrangement are not subject to any resale restrictions under applicable Canadian securities legislation;

         (h) There shall not be in force any law, ruling, order or decree that makes it illegal or restrains, or enjoins or prohibits the consummation of the transactions contemplated by this Agreement and the Arrangement;

         (i) None of the consents, orders, regulations or approvals contemplated herein shall contain terms or conditions or require undertakings or security deemed unsatisfactory or unacceptable by any of the parties hereto, acting reasonably;

         (j) There shall not have occurred, developed or come into effect or existence any event, action, state, condition or financial occurrence of national or international consequence or any law, regulation, action, government regulation, inquiry or other occurrence of any nature whatsoever that has had or could reasonably be expected to have a material adverse effect in connection with any of the parties hereto;

         (k) No judgment or order shall have been issued by any agency, no actions, suits or proceedings shall have been threatened or taken by any agency, and no law, regulation or policy shall have been proposed, enacted, or promulgated or applied: (i) to cease trade, enjoin, prohibit or impose material limitations or conditions on the completion of the Arrangement or the right of MFC to own or exercise full rights of ownership of the Trimble Shares; or (ii) that, if the Arrangement were completed, could reasonably be expected to have a material adverse effect on any of the parties to this Agreement; and

         (l)  This Agreement shall not have been terminated under Article 6.

5.2      CONDITIONS IN FAVOUR OF MFC
         ---------------------------

         The obligations of MFC to complete the transactions contemplated by this Agreement pursuant to Section 192 of the CBCA to give effect to the Arrangement shall be subject to the satisfaction of the following conditions, unless otherwise waived by MFC:

         (a) the representations and warranties of the Corporation contained in this Agreement are true as of the Effective Date (except to the extent that the representations and warranties speak as of an earlier date, in which event they shall be true as of such earlier date) as if made on and as of that date except for any failures or breaches of representations and warranties that have not had, or would not have, individually or in the aggregate, a material adverse effect on the Corporation or prevent or delay the completion of the Arrangement or the transactions contemplated by this Agreement to be completed on the Effective Date;

         (b) the Corporation has complied with its obligations under this Agreement, except to the extent the failure to comply with those obligations has not had, or would not have, individually or in the aggregate, a material adverse effect on the Corporation or prevent or delay the completion of the Arrangement or the transactions contemplated by this Agreement to be completed on the Effective Date; and

         (c) the aggregate number of Trimble Shares in respect of which Trimble Shareholders shall have exercised, and not withdrawn the exercise of, rights of dissent provided pursuant to the terms of the Plan of Arrangement and the Interim Order shall not be in excess of 892,648 Trimble Shares.

5.3      CONDITIONS IN FAVOUR OF THE CORPORATION
         ---------------------------------------

         The obligations of the Corporation to complete the transactions contemplated by this Agreement pursuant to Section 192 of the CBCA to give effect to the Arrangement shall be subject to the satisfaction of the following conditions:

         (a) the representations and warranties of MFC contained in this Agreement are true as of the Effective Date (except to the extent that the representations and warranties speak as of an earlier date, in which event they shall be true as of such earlier date) as if made on and as of that date except for any failures or breaches of representations and warranties that have not had, or would not have, individually or in the aggregate, a material adverse effect on MFC or prevent or delay the completion of the Arrangement or the transactions contemplated by this Agreement to be completed on the Effective Date;

         (b) MFC has complied with its obligations under this Agreement, except to the extent the failure to comply with those obligations has not had, or would not have, individually or in the aggregate, a material adverse effect on MFC or prevent or delay the completion of the Arrangement or the transactions contemplated by this Agreement to be completed on the Effective Date; and

         (c) The Corporation shall have received the Valuation and Fairness Opinion in form and substance satisfactory to the Corporation.

5.4      MERGER OF CONDITIONS
         --------------------

         The conditions set out in Sections 5.1, 5.2 and 5.3 shall be conclusively deemed to have been satisfied, waived or released on the acceptance of the Final Order for filing by the Director.


                                    ARTICLE 6
                            AMENDMENT AND TERMINATION

6.1      AMENDMENT AND VARIATION
         -----------------------

         Subject to Sections 6.2 and 6.5 hereof, this Agreement may, at any time and from time to time, before and after the holding of the Meeting, but not later than the Effective Date, be amended or varied by written agreement of the Corporation and MFC, subject to applicable law, without further notice to or authorization on the part of the Trimble Shareholders. Without limiting the generality of the foregoing, any such amendment may: (i) change the time for the performance of any of the obligations or acts of the parties hereto; (ii) waive any inaccuracies or modify any representation or warranty contained herein or in any document to be delivered pursuant hereto; or

(iii) waive compliance with or modify any of the covenants contained herein or waive or modify the performance of any of the obligations of the parties hereto contained herein.

6.2      AMENDMENT OF PLAN
         -----------------

         The Plan of Arrangement may be amended, modified or supplemented in accordance with Section 6 of the Plan of Arrangement.

6.3      RIGHTS OF TERMINATION
         ---------------------

         If any of the conditions contained in Sections 5.1, 5.2 or 5.3 shall not be fulfilled or performed on or before the Effective Date, the party hereto not responsible hereunder to fulfill or perform any such condition may terminate this Agreement by notice to the other party hereto, as the case may be, in writing, and in such event, the Corporation or MFC, as the case may be, shall be released from all obligations under this Agreement, all rights of specific performance by the parties shall terminate and the other party hereto shall also be released from all obligations hereunder.

6.4      NOTICE OF UNFULFILLED CONDITIONS
         --------------------------------

         If any party hereto shall determine at any time prior to the Effective Date that it intends to refuse to consummate the Arrangement or any of the transactions contemplated thereby because of any unfulfilled or unperformed condition precedent contained in this Arrangement Agreement on the part of another party hereto to be fulfilled or performed, such party, as the case may be, shall so notify the other party forthwith upon making such determination in order that the other party shall have the right and opportunity to take such steps, at its own expense, as may be necessary for the purpose of fulfilling or performing such condition precedent within a reasonable period of time.

6.5      MUTUAL TERMINATION
         ------------------

         This Agreement may, at any time before or after the holding of the Meeting, but no later than the Effective Date, be terminated by agreement in writing executed by the Corporation and MFC without further action on the part of the Trimble Shareholders, and if the Effective Date does not occur on or before July 5, 2002 (the "Termination Date"), each party may unilaterally terminate this Agreement without further action on the part of the Trimble Shareholders, which termination shall be effective upon notice thereof being given to the other party to this Agreement.


                                    ARTICLE 7
                                 INDEMNIFICATION

7.1      INDEMNIFICATION
         ---------------

         Each of the parties hereto (the "Indemnifying Party") hereby undertakes with the other party to this Arrangement Agreement (the "Indemnified Party") to indemnify and hold harmless the Indemnified Party from and against all losses, claims, damages, liabilities, actions or demands including, without limiting the generality of the foregoing, amounts paid in any settlement approved by the Indemnifying Party of any action, suit, proceeding or claim but excluding lost profits and consequential damages of the Indemnified Party, to which the Indemnified Party may become subject insofar as such losses, claims, damages, liabilities, actions or demands arise out of or are based upon any breach of a representation, warranty, covenant or obligation of the Indemnifying Party contained in this Agreement or any certificate or notice delivered by it in connection herewith, and will reimburse the Indemnified Party for any legal or other expenses reasonably incurred by the Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability, action or demand.

7.2      DEFENCE
         -------

         Promptly after receipt by the Indemnified Party of notice of a possible action, suit, proceeding or claim referred to in Section 7.1 hereof, the Indemnified Party, if a claim in respect thereof is to be made against the Indemnifying Party under such section, shall provide the Indemnifying Party with written particulars thereof; provided that the failure to so provide the Indemnifying Party with such particulars shall not relieve such Indemnifying Party from any liability which it might have on account of the indemnity provided for in this Article 7, except insofar as such failure shall prejudice such Indemnifying Party. The Indemnified Party shall also provide the Indemnifying Party with copies of all relevant documentation, and unless the Indemnifying Party assumes the defence thereof, shall keep such Indemnifying Party advised of the progress thereof and shall keep such Indemnifying Party advised of all significant actions proposed. An Indemnifying Party shall be entitled, at its own expense, to participate in and, to the extent that it may wish, to assume the defence of any such action, suit, proceeding or claim but such defence shall be conducted by counsel of good standing approved by the Indemnified Party, such approval not to be unreasonably withheld. Upon the Indemnifying Party notifying the Indemnified Party of its election so to assume the defence and retaining such counsel, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by it in connection with such defence other than for reasonable costs of investigation. If such defence is assumed by the Indemnifying Party, it shall, throughout the course thereof, provide copies of all relevant documentation to the Indemnified Party, keep such Indemnified Party advised of the progress thereof and shall discuss with the Indemnified Party all significant actions proposed. No Indemnifying Party shall enter into any settlement without the consent of the Indemnified Party, but such consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Indemnified Party shall have the right, at the Indemnifying Party's expense, to employ counsel of their own choice in respect of the defence of any such action, suit, proceeding or claim if: (i) the employment of such counsel has been authorized by the Indemnifying Party in connection with such defence; (ii) counsel retained by the Indemnifying Party or the Indemnified Party shall have advised the Indemnified Party that there may be legal defences available to it which are different from or in addition to those available to the Indemnifying Party (in which event, and to that extent, the Indemnifying Party shall not have the right to assume or direct the defence on behalf of the Indemnified Party) or that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party; or (iii) the Indemnifying Party shall not have assumed such defence and employed counsel therefor within a reasonable time after receiving notice of such action, suit, proceeding or claim.

7.3      TERM
         ----

         The obligations of the parties under this Article 7 shall terminate when the Arrangement is consummated, failing which they shall survive and continue with respect to all losses, claims, damages, liabilities, actions or demands, notice of which is given to the Indemnifying Party by the Indemnified Party, on or before 24 months from the date hereof in compliance with Section
7.2 hereof.


                                    ARTICLE 8
                                     GENERAL

8.1      FURTHER ASSURANCES
         ------------------

         Each party hereto shall, at the request of the other party hereto, do all such further acts and execute and deliver all such further documents and instruments as the other party may reasonably require in order to fully implement the terms and intent of this Agreement and the Arrangement.

8.2      NOTICES
         -------

         All notices which may or are required to be given pursuant to any provision of this Arrangement Agreement shall be given or made in writing and shall be served personally or by facsimile, in each case addressed to the attention of the President, at the administrative offices of the Corporation and MFC as follows:

         To the Corporation:

                     Suite 1620
                     400 Burrard Street
                     Vancouver, British Columbia  V6C 3A6
                     Attention:  The President

                     Facsimile No. (604) 683-3205

         To MFC:

                     Floor 21, Millenium Tower
                     Handelskai 94-96
                     A-1200
                     Vienna, Austria
                     Attention:  The President

                     Facsimile No. (43) 124 025 310

8.3      BINDING EFFECT
         --------------

         This Agreement shall be binding upon and shall enure to the benefit of each of the Corporation and MFC and their respective successors and assigns.

8.4      WAIVER
         ------

         Any waiver or release of any of the provisions of this Arrangement Agreement, to be effective, must be in writing and executed by the party granting such waiver or release.

8.5      GOVERNING LAW
         -------------

         This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein (excluding any conflict of laws, rule or principle which might refer such construction to the laws of another jurisdiction) and shall be treated in all respects as a British Columbia contract. The parties hereto irrevocably attorn to the non-exclusive jurisdiction of the Courts of British Columbia with respect to any matter arising hereunder or related thereto.

8.6      ENTIRE AGREEMENT
         ----------------

         This Agreement, together with the agreements and other documents herein or therein referred to, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto.

8.7      EXPENSES
         --------

         Unless otherwise provided herein, all expenses incurred in connection with this Arrangement Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

8.8      SEVERABILITY
         ------------

         If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, then:

         (a) That provision shall (to the extent of the invalidity, illegality or unenforceability) be given no effect and shall be deemed not to be part of this Agreement; and

         (b) The parties hereto shall use all reasonable commercial efforts to replace each invalid, illegal or unenforceable provision with a valid, legal and enforceable substitute provision, the effect of which is as close as possible to the intended effect of the invalid, illegal or unenforceable provision.

8.9      PARTIES IN INTEREST
         -------------------

         This Agreement will be binding upon and inure solely to the benefit of each party hereto, and, other than pursuant to Article 7 hereof, nothing in this Agreement, express or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.10     COUNTERPARTS
         ------------

         This Agreement may be executed in counterparts and by facsimile and each counterpart shall be deemed to be an original and all of which shall be deemed to be one instrument.

IN WITNESS WHEREOF the parties hereto have executed this Arrangement Agreement, as of the day, month and year first above written.


TRIMBLE RESOURCES CORPORATION


By:      "Michael J. Smith"
         ------------------------------
         Authorized Signatory

Name:    Michael J. Smith
         ------------------------------

Title:   President
         ------------------------------


MFC BANCORP LTD.


By:      "Roy Zanatta"
         ------------------------------
         Authorized Signatory

Name:    Roy Zanatta
         ------------------------------

Title:   Secretary
         ------------------------------

                                   SCHEDULE A
                               Plan of Arrangement

                          TRIMBLE RESOURCES CORPORATION


                               PLAN OF ARRANGEMENT
                            UNDER SECTION 192 OF THE
                        CANADA BUSINESS CORPORATIONS ACT




1.       SECTION 1 - DEFINITIONS AND INTERPRETATION

1.1 DEFINITIONS. In this Plan of Arrangement, including the Schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the following meanings:

         "ARRANGEMENT" means the arrangement to be undertaken in accordance with this Plan of Arrangement, subject to any amendment or variation made in accordance with this Plan of Arrangement;

         "ARRANGEMENT AGREEMENT" means the arrangement agreement dated May 17, 2002, between MFC and Trimble;

         "BUSINESS DAY" means any day other than a Saturday, Sunday, a federal holiday in Canada or a day on which banks are not open for business in Vancouver, British Columbia;

         "CASH ELECTION" has the meaning set forth in Section 3.1;

         "CBCA" means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, and the regulations issued thereunder, as amended;

         "COURT" means the Supreme Court of British Columbia;

         "DISSENTING SHAREHOLDER" means a Trimble Shareholder who dissents in respect of the Arrangement in strict compliance with the dissent procedures set out in Section 4 hereof;

         "EFFECTIVE DATE" means the date on which the Arrangement becomes effective in accordance with the CBCA and the Final Order;

         "EFFECTIVE TIME" means the time on the Effective Date that the Arrangement becomes effective in accordance with its terms;

         "ELECTION AND TRANSMITTAL FORM" has the meaning set out in Section 3.2;

         "FINAL ORDER" means the order of the Court, as the same may be amended, approving the Arrangement in respect of Trimble under the CBCA;

         "INTERIM ORDER" means the order of the Court, as the same may be amended, providing for, among other things, the calling and holding of the Meeting under the CBCA;

         "MEETING" means the meeting of Trimble Shareholders, and any adjournment thereof, to be held to consider and, if deemed advisable, approve the Arrangement;

         "MFC" means MFC Bancorp Ltd., a corporation organized under the laws of the Yukon Territory, Canada;

         "MFC SHARES" means the outstanding common shares without par value in the capital of MFC to be issued pursuant to Section 2.1;

         "NOTICE OF DISSENT" means a notice given in respect of the dissent rights of Trimble Shareholders as contemplated in the Interim Order and as described in Section 4 hereof;

         "PERSON" means an individual, a body corporate (wherever incorporated), an unincorporated association, syndicate or organization, partnership, trust, trustee, executor, administrator or other legal representative;

         "PLAN OF ARRANGEMENT" means this plan of arrangement;

         "SHARE ELECTION" has the meaning set out in Section 3.1;

         "TRANSFER AGENT" means CIBC Mellon Trust Company;

         "TRIMBLE" means Trimble Resources Corporation, a corporation organized under the CBCA;

         "TRIMBLE SHAREHOLDERS" means the registered holders at the relevant time of the Trimble Shares; and

         "TRIMBLE SHARES" means the common shares without par value in the capital of Trimble.

1.2 HEADINGS AND REFERENCES. The headings in this Plan of Arrangement are for convenience of reference only and shall not affect the construction of this Plan of Arrangement. Unless otherwise specified, references to an article, section, subsection, paragraph, subparagraph or schedule by any number or letter, or both, refer to the article, section, subsection, paragraph, subparagraph or schedule bearing a designation in this Plan of Arrangement.


1.3 CURRENCY. Except as expressly indicated otherwise, all sums of money referred to in this Plan of Arrangement are expressed and shall be payable in lawful money of Canada.


1.4 GENDER AND NUMBER. This Plan of Arrangement shall be read with all changes in gender and number required by the context.

1.5 TIME AND DATE FOR ACTION. Time shall be of the essence in each matter or thing herein provided. Unless otherwise indicated, all times expressed herein are local time, Vancouver, British Columbia. In the event that the date on or by which any action is required to be taken hereunder is not a business day in the place where the action is required to be taken, such action shall be required to be taken on or by the next succeeding day which is a business day in such place.

1.6 GOVERNING LAW. This Plan of Arrangement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein (excluding any conflict of laws, rules or principles which might refer such construction to the laws of another jurisdiction). All questions as to the interpretation, or application, of this Plan of Arrangement and all proceedings taken in connection with this Plan of Arrangement and its provisions shall be subject to the exclusive jurisdiction of the Court.

1.7 DEEMED. In this Plan of Arrangement, the deeming provisions are not rebutable and are conclusive and irrevocable.

1.8 SUCCESSORS, ASSIGNS, ETC. On the Effective Date, this Plan of Arrangement will be implemented by the parties to the Arrangement Agreement and will be binding upon each of them and the Trimble Shareholders (and their respective heirs, executors, administrators, legal representatives, successors and assigns).

1.9 LEGISLATION. References in this Plan of Arrangement to any statute or sections thereof shall include any statute as amended or substituted, and any regulations promulgated thereunder, from time to time in effect.

1.10 SCHEDULES. The following is the Schedule to this Plan of Arrangement, which forms an integral part hereof:

                  Schedule 1 - Election and Transmittal Form


2.       SECTION 2 - THE ARRANGEMENT

2.1 THE ARRANGEMENT. Commencing at the Effective Time on the Effective Date, subject to the provisions of Section 2.2 and Section 5, the following shall occur and shall be deemed to occur in the following order without any further act or formality, except as otherwise provided:

         (a) each issued and outstanding Trimble Share, not including Trimble Shares held by Dissenting Shareholders, shall be acquired by MFC and:

              (i) each Trimble Shareholder who has made the Share Election in respect of an issued and outstanding Trimble Share held by that Trimble Shareholder shall be issued by MFC in exchange for such Trimble Share 0.0139 fully paid MFC Shares or cash in respect of fractional MFC Shares as contemplated by
                    Section 5.1(c); and

              (ii)  each Trimble Shareholder who has made, or pursuant to
                    Section 3.3 is deemed to have made, the Cash Election in respect of an issued and outstanding Trimble Share held by the Trimble Shareholder, or is deemed to have made the Cash Election in respect of an issued and outstanding Trimble Share held by the Trimble Shareholder in accordance with
                    Section 3.3, shall receive from MFC $0.22 in exchange for such Trimble Share;

         (b) each Trimble Shareholder who has made or is deemed to have made the Cash Election and/or the Share Election shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer its Trimble Shares in respect thereof in accordance with Sections 2.1 and 3; and

         (c) each Trimble Shareholder who has made or is deemed to have made the Cash Election and/or the Share Election shall have agreed and been deemed to agree that if there is any conflict between the provisions, express or implied, of any agreement or other arrangement, as at the Effective Date and pursuant to the provisions of this Plan of Arrangement, then the provisions of this Plan of Arrangement take precedence and priority and the provisions of such agreement or other arrangement are amended accordingly.


2.2 SHARE REGISTERS. Any person from whom Trimble Shares are acquired pursuant to the Arrangement will be removed from the Trimble register of shareholders and each Trimble Shareholder who made the Share Election will be added to the registers of allotments and members shareholders of MFC at the Effective Time in respect of the MFC Shares that it received pursuant to the Arrangement.

3.       SECTION 3 - ELECTION BY TRIMBLE SHAREHOLDERS

3.1 ELECTION. Each Trimble Shareholder shall elect in respect of each Trimble Share it holds whether to receive:

         (a) 0.0139 fully paid MFC Shares or cash in respect of fractional MFC Shares as contemplated by Section 5.1(c) (a "SHARE ELECTION"); or

         (b)  $0.22 (a "CASH ELECTION").

3.2      ELECTION PROCEDURES.

         (a) Each Trimble Shareholder must, in respect of Trimble Shares it holds, deliver not later than 48 hours before the Effective Date written notice substantially in the form specified in Schedule 1 hereto (the "ELECTION AND TRANSMITTAL FORM") setting forth the number of Trimble Shares in respect of which it elects to receive either the Share Election and/or the Cash Election.

         (b) A Trimble Shareholder may, in respect of Trimble Shares it holds, make the Cash Election with respect to a portion of its Trimble Shares and the Share Election with respect to the balance of its Trimble Shares. Such Trimble Shareholder must complete a separate Election and Transmittal Form in respect of (i) the Trimble Shares in respect of which such Trimble Shareholder is making the Share Election and (ii) the Trimble Shares in respect of which such Trimble Shareholder is making the Cash Election.

         (c) To be effective, an Election and Transmittal Form must specify whether the Trimble Shareholder is electing to receive the Cash Election or the Share Election and the number of Trimble Shares with respect to which such election is made.

         (d) The Election and Transmittal Form must be accompanied by the certificates representing the Trimble Shareholder's Trimble Shares in respect of which the election specified in the Election and Transmittal Form is made.

         (e) The Election and Transmittal Form along with the certificates representing the Trimble Shareholder's Trimble Shares referred to in (d) must be deposited with the Transfer Agent by delivery or mail to:

                             CIBC Mellon
                             2001 University St.
                             16th Floor
                             Montreal, Quebec
                             H3A 2A6

3.3 FAILURE TO DELIVER OR PROPERLY COMPLETE AN ELECTION AND TRANSMITTAL FORM. A Trimble Shareholder who fails to timely deliver its Election and Transmittal Form as provided in Section 3.2 above shall be deemed to have irrevocably chosen the Cash Election in respect of all of its Trimble Shares. A Trimble Shareholder whose Election and Transmittal Form is incomplete or improperly completed shall be deemed to have irrevocably chosen the Cash Election in respect of those Trimble Shares referred to in the Election and Transmittal Form in respect of which no election is properly made.

3.4 FORFEITURE OF ENTITLEMENT. A Trimble Shareholder who has failed to provide an Election and Transmittal Form and the certificates representing the Trimble Shareholders' Trimble Shares within two years of the Effective Date will, subject to the requirements of the applicable law with respect to unclaimed property, forfeit all rights such Trimble Shareholder has with respect to the cash payment pursuant to the Cash Election and all such funds so forfeited will be returned to MFC.

3.5 DETERMINATIONS FINAL. All decisions regarding the compliance or non-compliance by a Trimble Shareholder with the election procedures set forth in this Section 3, including, without limitation, the interpretation of Election and Transmittal Forms, shall be made by MFC and all such decisions shall be final and binding on Trimble Shareholders.

4.       SECTION 4 - TRIMBLE DISSENT RIGHTS


4.1 RIGHTS OF DISSENT. A Trimble Shareholder may, in respect of Trimble Shares it holds, exercise rights of dissent conferred by the Interim Order in connection with the Arrangement in the manner set out in
         Section 190 of the CBCA, as modified by the Interim Order. Without limiting the generality of the foregoing or Section 190(11) of the CBCA, any Trimble Shareholder who has given a Notice of Dissent shall cease to be entitled to the rights of a Dissenting Shareholder for Trimble Shares in respect of which the Notice of Dissent was given if such Trimble Shareholder completes and delivers to the Transfer Agent an Election and Transmittal Form in respect of such Trimble Shares, notwithstanding any deficiency referred to in Section 3.3 above in the manner such Election and Transmittal Form was completed.

4.2 RIGHTS OF DISSENTING SHAREHOLDERS. In the event a Trimble Shareholder gives a Notice of Dissent but is not entitled, for any reason, to be paid the fair value of the Trimble Shares in respect of which the Notice of Dissent was given pursuant to Section 190 of the CBCA and the terms of the Interim Order, such Trimble Shareholder shall be entitled to receive only the consideration contemplated by Section 2.1(a)(ii) hereof which such Trimble Shareholder would have received pursuant to the Arrangement if such Trimble Shareholder had not given a Notice of Dissent.

5.       SECTION 5 - CASH AND CERTIFICATES


5.1      RIGHTS TO PAYMENT AND SHARE CERTIFICATES.

         (a)  On the Effective Date:

              (i) the registers of Trimble for the Trimble Shares shall be closed;

              (ii) each Trimble Shareholder, other than a Dissenting Shareholder, whose name is entered in the registers of Trimble Shareholders on the Effective Date shall cease to be a Trimble Shareholder and each Trimble Shareholder who made the Share Election shall become concurrently the holder of the MFC Shares required to be delivered to it pursuant to the provisions hereof Arrangement;

              (iii) MFC shall cause the Transfer Agent to enter the name of each
                    Trimble Shareholder who made the Share Election, other than a Dissenting Shareholder, on the MFC share register as the holder of the MFC Shares required to be delivered to it pursuant to the provisions of the Arrangement; and

              (iv) MFC shall be entered on the Trimble register of Trimble shareholders as the holder of all of the issued and outstanding Trimble Shares.

         (b) As soon as practicable following the Effective Date, but in no event later than the end of the third business day thereafter, MFC shall cause the Transfer Agent to forward, or cause to be forwarded, by mail to each Trimble Shareholder whose name has been entered on the MFC share register pursuant to Section 5.1(a)(iii) at the address specified in the register of Trimble, or to such other person, at such other address, as such Trimble Shareholder may direct, or make available for pick-up, a certificate registered in the name of that Trimble Shareholder representing the MFC Shares and a cheque representing any cash payment required to be delivered to such Trimble Shareholder pursuant to the provisions hereof.

         (c) No certificates representing fractional MFC Shares shall be issued. In lieu of any such fractional securities, each person that otherwise would be entitled to a fractional interest in an MFC Share will receive a cash payment in accordance with Section
              5.3 mutatis mutandis. For greater certainty all fractional MFC Shares which a Trimble Shareholder is entitled to receive shall be aggregated and only any fraction remaining thereafter shall be the subject of a cash payment under this Section 5.1(c). No payments will be made to persons that otherwise would receive less than $1.00.

         (d) Any Dissenting Shareholder who, after the Effective Date, fails to strictly comply with the procedures set forth in Section 4 shall be deemed to have irrevocably chosen the Cash Election and shall thereupon be entitled to the cash payment to which it would have been entitled on the Effective Date if it was not a Dissenting Shareholder at that time in respect of Trimble Shares it held. The Dissenting Shareholder shall receive payment in respect of Trimble Shares pursuant to the Arrangement.

5.2 ILLEGALITY OF DELIVERY OF MFC SHARES. Notwithstanding the foregoing, if it appears to MFC, acting reasonably, that it would be contrary to applicable law to issue MFC Shares pursuant to the Arrangement to a person that is not a resident of Canada or the United States, the MFC Shares that otherwise would be issued to that person shall be issued and delivered to the Transfer Agent for sale by the Transfer Agent on behalf of that person.

5.3      SALES BY TRANSFER AGENT. All MFC Shares to be sold pursuant to Section
         5.2 shall be pooled and sold as soon as practicable after the Effective Date, on such dates and at such prices as the Transfer Agent determines in its sole discretion. The Transfer Agent shall not be obligated to seek or obtain a minimum price for any of the MFC Shares sold by it. Each person that otherwise would have received an MFC Share pursuant to this Arrangement shall receive a pro rata share of the cash proceeds from the sale of the MFC Shares sold by the Transfer Agent, less any amount withheld in respect of Canadian taxes, in lieu thereof in consideration for the Trimble Shares. No payments will be made to persons that otherwise would receive less than $1.00. Any monies remaining as a result of the preceding sentence shall be applied to any expenses incurred in connection with sales pursuant to this Section
         5.3. Neither MFC nor the Transfer Agent shall be liable for any shortfall or loss resulting from any such sales.

5.4 LOST OR DESTROYED CERTIFICATES. In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Trimble Shares that were exchanged pursuant to Section 2.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Transfer Agent will issue in exchange for such lost, stolen or destroyed certificate, a certificate representing the MFC Shares and/or the cash payment to which such person claims to be entitled in the Election and Transmittal Form. When requesting such delivery of such certificate representing MFC Shares and/or payment in exchange for such lost, stolen or destroyed certificate, the person to whom such certificate and/or cash is to be delivered shall as a condition precedent to the delivery of such certificate and/or cash, give a bond satisfactory to MFC and the Transfer Agent in such sum as MFC may direct, or otherwise indemnify MFC in a manner satisfactory to MFC, against any claim that may be made against MFC with respect to the certificate alleged to have been lost, stolen or destroyed.

6        SECTION 6 - AMENDMENT


6.1      PLAN OF ARRANGEMENT AMENDMENT.

         (a) MFC and Trimble reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time, provided that any such amendment, modification or supplement is to be contained in a written document which is filed with the Court and approved by the Court and communicated to the Trimble Shareholders in the manner required by the Court, if so required.

         (b) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by MFC and Trimble at any time prior to or at the Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Meeting, shall become part of this Plan of Arrangement for all purposes.


         (c) Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting shall be effective only if it is consented to by MFC and Trimble.